Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 25, 2017 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2017. This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the segment service line net revenues discussed below as our segments have revenues from multiple service lines. Summarized financial results are set forth in the following table (dollars in thousands, except per share data).

	Three months ended March 31,
	2017	2016	% change
Total revenues	$3,415,125	$3,073,943	11.1%
Net revenues:
Transportation
Truckload	$304,122	$321,684	-5.5%
LTL	97,623	91,293	6.9%
Intermodal	7,492	9,264	-19.1%
Ocean	62,875	58,669	7.2%
Air	21,817	18,409	18.5%
Customs	16,078	10,724	49.9%
Other logistics services	28,151	24,023	17.2%

Total transportation	538,158	534,066	0.8%
Sourcing	30,408	29,269	3.9%

Total net revenues	568,566	563,335	0.9%

Operating expenses	380,608	364,383	4.5%

Income from operations	187,958	198,952	-5.5%
Net income	$122,080	$118,963	2.6%

Diluted EPS	$0.86	$0.83	3.6%

Our total revenues increased 11.1 percent in the first quarter of 2017 compared to the first quarter of 2016. The increase in total revenues was driven by volume growth across all of our transportation services. Our total net revenues increased 0.9 percent in the first quarter of 2017 compared to the first quarter of 2016. APC Logistics (“APC”), which was acquired at the close of business on September 30, 2016, represented approximately two percent of our total net revenues in the first quarter of 2017.

For the first quarter, our total operating expenses increased 4.5 percent. Personnel expenses increased 4.7 percent in the first quarter of 2017 compared to the first quarter of 2016. The increase in personnel expense was the result of an increase in average headcount of 7.8 percent in the first quarter of 2017 compared to the first quarter of 2016, partially offset by decreased expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability. Selling, general, and administrative expenses increased 3.7 percent. This increase was driven by increases in costs related to the APC acquisition, the provision for bad debt, and warehouse costs, partially offset by the collection of a previously resolved legal claim of $8.75 million.

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Interest and other expenses increased approximately $0.5 million, or 6.0 percent, in the first quarter of 2017 compared to the first quarter of 2016. Interest expense increased due to higher average short term debt balance and higher interest on the outstanding balance of those borrowings. This was partially offset by decreased revaluation impact related to foreign currency.

The provision for income taxes decreased 20.6 percent in the first quarter of 2017 compared to the first quarter of 2016. During the first quarter of 2017, we adopted ASU 2016-09, Compensation – Stock Compensation (Topic 718). The adoption of ASU 2016-09 prospectively impacts the recording of income taxes related to share-based payment awards in our consolidated statement of financial position and results of operations, as well as the operating and financing cash flows on the consolidated statements of cash flows. This adoption resulted in a decrease in our provision for income taxes of $9.3 million in the first quarter of 2017.

Results by Segment

Our three reportable segments are: North American Surface Transportation (“NAST”), Global Forwarding, and Robinson Fresh. The balance of our business is reported as “All Other and Corporate.” All Other and Corporate includes our non-reportable segments, including Managed Services and Other Surface Transportation.

NAST provides freight transportation services across North America through a network of offices in the United States, Canada, and Mexico. The primary services provided by NAST include truckload, less than truckload (“LTL”), and intermodal. Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three months ended March 31,
	2017	2016	% change
Total revenues(1)	$2,259,252	$2,045,479	10.5%
Net revenues	372,440	383,798	-3.0%
Income from operations	155,877	162,351	-4.0%

(1)	Excludes intersegment revenues.

NAST total revenues increased 10.5 percent to $2.3 billion in the first quarter of 2017 from $2.0 billion in the first quarter of 2016. This increase was driven by volume increases in all services. NAST net revenues decreased 3.0 percent to $372.4 million in the first quarter of 2017 compared to $383.8 million in the first quarter of 2016, primarily from a decline in truckload net revenues.

NAST truckload net revenues decreased 5.7 percent to $267.6 million in the first quarter of 2017 compared to $283.7 million in the first quarter of 2016, while truckload volumes increased approximately 11 percent. NAST truckload net revenue margin decreased in the first quarter of 2017 compared to the first quarter of 2016, due primarily to lower customer pricing.

NAST accounted for approximately 92 percent of our total North America truckload net revenues in both the first quarter of 2017 and 2016. The majority of the remaining North American truckload net revenues is included in Robinson Fresh. Excluding the estimated impacts of the change in fuel prices, our average North America truckload rate per mile charged to our customers decreased approximately four percent in the first quarter of 2017 compared to the first quarter of 2016. Our truckload transportation costs decreased approximately two percent, excluding the estimated impacts of the change in fuel prices.

NAST LTL net revenues increased 7.1 percent to $93.5 million in the first quarter of 2017 compared to $87.3 million in the first quarter of 2016. NAST LTL volumes increased approximately 8.5 percent in the first quarter of 2017 compared to the first quarter of 2016, and net revenue margin decreased slightly.

NAST intermodal net revenues decreased 17.3 percent to $7.2 million in the first quarter of 2017 compared to $8.7 million in the first quarter of 2016. This was primarily due to net revenue margin declines, partially offset by increased volumes. During the first quarter of 2017, intermodal opportunities were negatively impacted by the alternative lower cost truck market.

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April 25, 2017

NAST operating expenses decreased 2.2 percent in the first quarter of 2017 to $216.6 million compared to $221.4 million in the first quarter of 2016. This decrease was due to the collection of a previously resolved legal claim of $8.75 million as well as decreases in personnel expenses. The decrease in personnel expense is related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability, partially offset by an increase in average headcount of 2.7 percent. The operating expenses of NAST and all other segments include allocated corporate expenses.

Global Forwarding provides global logistics services through an international network of offices in North America, Asia, Europe, Australia, and South America and also contracts with independent agents worldwide. The primary services provided by Global Forwarding include ocean freight services, airfreight services, and customs brokerage. Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three months ended March 31,
	2017	2016	% Change
Total revenues(1)	$468,788	$351,112	33.5%
Net revenues	106,546	92,866	14.7%
Income from operations	16,206	16,857	-3.9%

(1)	Excludes intersegment revenues.

Global Forwarding total revenues increased 33.5 percent in the first quarter of 2017 to $468.8 million from $351.1 million in the first quarter of 2016. Global Forwarding net revenues increased 14.7 percent to $106.5 million in the first quarter of 2017 compared to $92.9 million in the first quarter of 2016.

Ocean net revenues increased 8.3 percent to $63.4 million in the first quarter of 2017 compared to $58.6 million in the first quarter of 2016. Ocean net revenues were negatively impacted by margin compression on contractual business with fixed pricing. Air net revenues increased 17.2 percent to $20.4 million in the first quarter of 2017 compared to $17.4 million in the first quarter of 2016. Customs net revenues increased 50.0 percent to $16.1 million in the first quarter of 2017 compared to $10.7 million in the first quarter of 2016. These increases were primarily due to volume increases, including those from APC.

Global Forwarding operating expenses increased 18.9 percent in the first quarter of 2017 to $90.3 million from $76.0 million in the first quarter of 2016. These increases were driven by an average headcount increase of 12.6 percent and the acquisition amortization related to the acquisition of APC.

Robinson Fresh provides sourcing services under the name of Robinson Fresh. Our sourcing services primarily include the buying, selling, and marketing of fresh fruits, vegetables, and other perishable items. Robinson Fresh sources products from around the world and has a physical presence in North America, Europe, Asia, and South America. This segment often provides the logistics and transportation of the products they sell, in addition to temperature controlled transportation services for its customers. Summarized financial results of our Robinson Fresh segment are as follows (dollars in thousands):

	Three months ended March 31,
	2017	2016	% change
Total revenues(1)	$550,445	$564,093	-2.4%
Net revenues	56,837	58,185	-2.3%
Income from operations	14,652	17,733	-17.4%

(1)	Excludes intersegment revenues.

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Robinson Fresh total revenues decreased 2.4 percent to $550.4 million in the first quarter of 2017 from $564.1 million in the first quarter of 2016. Robinson Fresh net revenues decreased 2.3 percent to $56.8 million in the first quarter of 2017 compared to $58.2 million in the first quarter of 2016 as a result of declines in transportation net revenues, partially offset by increases in sourcing net revenues.

Robinson Fresh sourcing net revenues increased 3.9 percent to $30.4 million in the first quarter of 2017 compared to $29.3 million in the first quarter of 2016. This was primarily the result of higher net revenue margin due to lower product costs, partially offset by a decrease in case volumes.

Robinson Fresh transportation net revenues decreased 8.6 percent to $26.4 million in the first quarter of 2017 compared to $28.9 million in the first quarter of 2016, primarily due to decreases in truckload revenue, partially offset by increases in their other transportation services net revenues. Robinson Fresh transportation net revenue margin decreased in the first quarter of 2017 compared to the first quarter of 2016, due primarily to lower customer pricing.

Robinson Fresh operating expenses increased 4.3 percent in the first quarter of 2017 to $42.2 million from $40.5 million in the first quarter of 2016. This was primarily due to an increase in warehousing expenses related to expanding facilities and an increase in average headcount.

All Other and Corporate includes our Managed Services segment, as well as Other Surface Transportation outside of North America and other miscellaneous revenues. It also includes any unallocated corporate expenses. Managed Services provides Transportation Management Service, or Managed TMS. Our Europe Surface Transportation business accounted for approximately 90 percent of total Other Surface Transportation revenues. Europe Surface Transportation provides services similar to NAST across the European continent. Summarized financial results are as follows:

	Three months ended March 31,
	2017	2016	% change
Net revenues
Managed Services	$17,193	$14,579	17.9%
Other Surface Transportation	15,550	13,907	11.8%

Managed Services net revenues increased 17.9 percent in the first quarter of 2017 to $17.2 million compared to $14.6 million the first quarter of 2016. This increase was a result of growth from both new and existing customers. Other surface transportation increased 11.8 percent in the first quarter of 2017 to $15.6 million compared to $13.9 million in the first quarter of 2016, primarily the result of growth in Europe Surface Transportation.

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 113,000 customers and 107,000 contract carriers through our integrated network of offices and more than 14,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability

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April 25, 2017

to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; risks of unexpected or unanticipated events or opportunities that might require additional capital expenditures; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2017 Earnings Conference Call

Wednesday, April 26, 2017; 8:30 a.m. Eastern Time

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

International callers dial +1-201-689-7817

Callers should reference the conference ID, which is 13657306

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on May 3, 2017: 877-660-6853;

passcode: 13657306#

International callers dial +1-201-612-7415

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April 25, 2017

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited, in thousands, except per share data)
	Three months ended March 31,
	2017	2016
Revenues:
Transportation	$3,102,043	$2,713,688
Sourcing	313,082	360,255

Total revenues	3,415,125	3,073,943

Costs and expenses:
Purchased transportation and related services	2,563,885	2,179,622
Purchased products sourced for resale	282,674	330,986
Personnel expenses	290,504	277,497
Other selling, general, and administrative expenses	90,104	86,886

Total costs and expenses	3,227,167	2,874,991

Income from operations	187,958	198,952

Interest and other expense	(9,302)	(8,772)

Income before provision for income taxes	178,656	190,180
Provisions for income taxes	56,576	71,217

Net income	$122,080	$118,963

Net income per share (basic)	$0.86	$0.83
Net income per share (diluted)	$0.86	$0.83

Weighted average shares outstanding (basic)	141,484	143,525
Weighted average shares outstanding (diluted)	141,858	143,658

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BUSINESS SEGMENT INFORMATION (unaudited, dollars in thousands)
	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three months ended March 31, 2017

Revenues	$2,259,252	$468,788	$550,445	$136,640	$—	$3,415,125
Intersegment revenues (1)	101,154	8,143	33,340	6,878	(149,515)	—

Total revenues	$2,360,406	$476,931	$583,785	$143,518	$(149,515)	$3,415,125

Net revenues	$372,440	$106,546	$56,837	$32,743	—	$568,566

Operating income	$155,877	$16,206	$14,652	$1,223	—	$187,958

Depreciation and amortization	$5,590	$8,020	$1,146	$7,675	—	$22,431

Total Assets	$2,126,900	$699,139	$409,972	$539,733	—	$3,775,744

Average headcount	6,844	3,926	961	2,548		14,279

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three months ended March 31, 2016

Revenues	$2,045,479	$351,112	$564,093	$113,259	$—	$3,073,943
Intersegment revenues(1)	60,269	6,080	23,896	313	(90,558)	—

Total revenues	$2,105,748	$357,192	$587,989	$113,572	$(90,558)	$3,073,943

Net revenues	$383,798	$92,866	$58,185	$28,486	—	$563,335

Operating income	$162,351	$16,857	$17,733	$2,011	—	$198,952

Depreciation and amortization	$5,502	$5,079	$768	$5,526	—	$16,875

Total Assets	$1,854,240	$514,958	$370,319	$422,728	—	$3,162,245

Average headcount	6,666	3,488	922	2,175	—	13,251

(1)	Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

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CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)
	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$229,794	$247,666
Receivables, net	1,802,777	1,711,191
Other current assets	60,039	49,245

Total current assets	2,092,610	2,008,102

Property and equipment, net	235,059	232,953
Intangible and other assets	1,448,075	1,446,703

Total assets	$3,775,744	$3,687,758

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$967,257	$921,788
Accrued compensation	60,243	98,107
Accrued income taxes	59,007	15,472
Other accrued expenses	50,860	70,351
Current portion of debt	740,000	740,000

Total current liabilities	1,877,367	1,845,718

Noncurrent income taxes payable	17,919	18,849
Deferred tax liabilities	64,351	65,122
Long term debt	500,000	500,000
Other long-term liabilities	233	222

Total liabilities	2,459,870	2,429,911

Total stockholders’ investment	1,315,874	1,257,847

Total liabilities and stockholders’ investment	$3,775,744	$3,687,758

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Three months ended March 31,
	2017	2016
Operating activities:
Net income	$122,080	$118,963
Stock-based compensation	12,318	15,179
Depreciation and amortization	22,431	16,875
Provision for doubtful accounts	3,618	85
Deferred income taxes	(2,048)	15,350
Excess tax benefit on stock-based compensation	(9,344)	(13,827)
Other	485	180
Changes in operating elements, net of acquisitions:
Receivables	(95,204)	42,295
Prepaid expenses and other	(6,049)	(7,378)
Other non-current assets	(1,016)	—
Accounts payable and outstanding checks	47,201	(22,783)
Accrued compensation and profit-sharing contribution	(37,864)	(84,431)
Accrued income taxes	51,949	32,732
Other accrued liabilities	(15,861)	(9,090)

Net cash provided by operating activities	92,696	104,150

Investing activities:
Purchases of property and equipment	(13,537)	(13,121)
Purchases and development of software	(3,183)	(4,704)
Acquisitions, net of cash	(1,780)	—
Other	56	(770)

Net cash used for investing activities	(18,444)	(18,595)

Financing activities:
Borrowings on line of credit	2,450,000	1,480,000
Repayments on line of credit	(2,450,000)	(1,460,000)
Net repurchases of common stock	(32,131)	(46,529)
Excess tax benefit on stock-based compensation	—	13,827
Cash dividends	(64,597)	(63,888)

Net cash used for financing activities	(96,728)	(76,590)
Effect of exchange rates on cash	4,604	2,212

Net change in cash and cash equivalents	(17,872)	11,177
Cash and cash equivalents, beginning of period	247,666	168,229

Cash and cash equivalents, end of period	$229,794	$179,406

	As of March 31,
	2017	2016
Operational Data:
Employees	14,432	13,343

Source: C.H. Robinson

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